DERIVED INFORMATION [2/6/06]

[$1,375,500,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,389,500,100]

Total Certificates Offered & Non-Offered Home Equity Pass-Through Certificates, Series 2006-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates. We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

		% of pool	average LTV	CLTV above 80%	CLTV above 90%	% full doc	% owner occ	ave wac	% below 100k	% above 500k	% IO	ave DTI	DTI > 45%
A	FICO below 600	30.2	77.6	40.9	10.1	83.0	98.1	8.17	14.3	5.0	7.6	41.2	42.6
	FICO below 580	17.7	75.7	31.5	3.4	82.9	97.9	8.38	14.3	3.5	1.0	41.6	42.9
	FICO below 560	8.3	73.9	21.8	1.0	83.0	97.9	8.74	16.8	4.2	0.9	41.1	40.7

		% of pool	average LTV	FICO <600	FICO < 575	% full doc	% owner occ	ave wac	% below 100k	% above 500k	% IO	ave DTI	DTI > 45%	CLTV above 80%	CLTV > 90%
B	LTV above 85%	25.7	92.5	24.9	8.8	87.1	97.6	8.33	20.6	6.2	14.5	39.0	39.9	100.0	35.3
	LTV above 90%	8.8	97.8	15.0	2.7	95.2	99.7	9.32	45.9	0.5	8.6	34.5	33.2	100.0	100.0
	LTV above 95%	5.2	99.9	12.7	0.4	96.8	99.8	10.09	66.4	0.0	1.7	29.2	23.2	100.0	100.0

		% of pool	average LTV	FICO <600	FICO < 575	% full doc	% owner occ	ave wac	% below 100k	% above 500k	% IO	ave DTI	DTI > 45%	CLTV above 80%	CLTV > 90%
C	DTI > 40%	63.4	80.1	30.0	15.3	71.1	96.9	7.58	7.0	10.5	25.4	47.1	66.7	64.8	37.2
	DTI > 45%	42.3	80.3	30.5	15.7	75.0	97.6	7.52	6.3	10.9	24.8	49.3	100.0	65.6	37.5
	DTI > 50%	12.0	80.8	37.5	20.0	96.4	97.7	7.35	5.4	11.1	4.9	53.0	100.0	58.2	27.0
	Average DTI	40.79

D		% of pool	average LTV	FICO <600	FICO < 575	% full doc	% owner occ	ave wac	% below 100k	% above 500k	% IO	ave DTI	DTI > 45%	LTV > 80%	CLTV > 90%
	Non Owner Occ	3.4	76.8	16.6	9.7	63.3	0.0	8.04	15.9	8.2	8.8	38.0	30.0	36.3	4.7
	Stated Docs	16.3	77.6	21.1	11.6	0.0	95.9	7.92	6.5	7.5	21.4	42.2	41.6	60.1	42.4
	Loans below 100k	12.2	84.3	35.5	18.1	86.8	95.5	9.01	100.0	0.0	3.5	33.0	21.8	71.5	54.8
	IO Loans	22.2	80.3	10.3	0.6	72.0	98.6	7.22	1.9	20.1	100.0	42.3	47.1	75.9	51.9

E	When do IOs reset (RTM_IOPERIOD for ARM/Ios)
	Months to next reset (arms only)	Count	Balance ($)	% of Balance	WAC	Remaining Term	WA CLTV	WA FICO
	16 - 20	14	2,776,119	0.9	7.65	356	77.9	616
	21 - 25	4	1,613,400	0.5	7.05	358	96.1	661
	31 - 35	2	293,500	0.1	7.07	355	89.7	628
	46 - 50	1	170,613	0.1	6.10	350	80.0	583
	51 - 55	80	23,726,184	7.9	6.79	354	88.5	650
	56 - 60	1003	268,496,027	89.1	7.26	357	90.4	651
	61 >=	16	4,210,845	1.4	7.15	356	92.1	667
	Total:	1120	301,286,689	100.0	7.22	357	90.2	651

F	Is DTI off current mortgage rate for IO

G	Summary of pool per grades
	Credit Grade	Count	Balance ($)	% of Balance	WAC	Remaining Term	WA LTV	WA FICO

	Total:

H	What are top 10 cities and average strats for each
	Top 10 Cities of Overall Pool	Loans	Balance ($)	Balance	Rate (%)	(months)	LTV	Score
	NA	875	96,522,141.48	7.0	7.94	350	85.8	622
	Riverside-San Bernardino CA PMSA	252	62,598,609.43	4.5	7.47	354	85.1	634
	Washington DC-MD-VA-WV PMSA	253	60,717,560.46	4.4	7.51	346	81.4	621
	Phoenix-Mesa AZ MSA	286	55,844,615.19	4.0	7.71	354	82.6	626
	Chicago IL PMSA	278	53,214,878.35	3.8	7.86	356	85.3	627
	Los Angeles-Long Beach CA PMSA	158	52,395,330.56	3.8	7.27	351	78.2	630
	Baltimore MD PMSA	184	34,714,208.41	2.5	7.60	350	81.8	615
	Oakland CA PMSA	82	34,033,862.94	2.5	7.22	355	85.8	646
	Las Vegas NV-AZ MSA	152	29,698,470.38	2.1	7.69	353	87.4	631
	Sacramento CA PMSA	107	29,314,251.91	2.1	7.41	349	86.2	647
	Other	5,740	876,405,022.47	63.3	7.77	352	86.8	626
	Total:	8,367	1,385,458,952	100.0	7.71	352	85.7	627

I	What % of pool are LTV above 90% and stated doc, IO, FICO below 600 or NOO?
	LTV > 90	Loans	Balance ($)	% of Balance	Rate (%)	% stated Doctype	% IO Loans	% non-owner Occupied	% Fico Less Than 600
		1,754	121,725,659	8.8	9.32	1.4	8.6	0.3	15.0

J	What is max LTv fo stated income and minimum FICO for stated income?
	MAX LTV, STATED INC.	100
	MIN FICO, STATED INC.	500

K	What is min FICO for loans above 90% LTV
	Min Fico for ltv greater than 90:	0

L	Seasoning hisotry - any over 3m? YES

M	Excess spread?

N	what is available funds cap schedule at forwards +200, fixed prepay at 50% CPR, ARM pay at 125% CPR

O	Please specify as part of the strats , silent seconds, second liens, MH,